Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

ASSET ENTITIES INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To be Paid	Equity	Class B Common Stock, $0.0001 par value per share(3)	Other(2)	2,750,000	$5.005	$13,763,750	$0.00011020	$1,516.77
	Total Offering Amounts					$13,763,750		$1,516.77
	Total Fee Offsets							$0.00
	Net Fee Due							$1,516.77

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), the registration statement to which this exhibit is attached covers any additional shares of the registrant’s Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”) that become issuable under the Asset Entities Inc. 2022 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Class B Common Stock.

(2)	Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the registrant’s Class B Common Stock as reported on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC on February 3, 2023.

(3)	Represents shares of Class B Common Stock reserved for issuance pursuant to future awards under the Plan.